Exhibit 8.2

Stradley Ronon Stevens & Young, LLP Suite 2600 2005 Market Street Philadelphia, PA 19103-7018 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

July 30, 2024

XCF Global Capital, Inc.
611 Peru Drive
McCarran, NV 89434

Re:	Focus Impact BH3 NewCo, Inc.
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for XCF Global Capital, Inc., a Nevada corporation (“XCF”), in connection with the transactions contemplated by the business combination agreement, dated as of March 11, 2024 (the “Business Combination Agreement”), by and among Focus Impact BH3 Acquisition Company, a Delaware corporation (“Focus Impact”), Focus Impact BH3 NewCo, Inc., a Delaware corporation and wholly owned subsidiary of Focus Impact (“NewCo”), Focus Impact BH3 Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of NewCo, and XCF.  All capitalized terms used but not otherwise defined herein have the meaning ascribed to them in the Business Combination Agreement.

At your request, and in connection with the filing of the Form S-4 by NewCo with the Securities and Exchange Commission (the “Registration Statement”), which includes the proxy statement/prospectus forming a part thereof, we are rending our opinion regarding certain U.S. federal income tax considerations.

In connection with this opinion, and with your consent, we have examined and relied upon the accuracy and completeness, without independent investigation or verification, of the following:  (i) the Business Combination Agreement; (ii) the Registration Statement; and (iii) such other documents, information and materials we have deemed necessary or appropriate.

Philadelphia, PA • Malvern, PA • Cherry Hill, NJ • Wilmington, DE • Washington, DC • New York, NY • Chicago, IL A Pennsylvania Limited Liability Partnership

XCF Global Capital, Inc. July 30, 2024 Page 2

In rendering this opinion, we have assumed, with your permission, that:  (1) all parties to the Business Combination Agreement, and any other documents reviewed by us, have acted and will act in accordance with the terms of the Business Combination Agreement and such other documents; (2) the Company Merger and the other transactions described in the Business Combination Agreement will be consummated pursuant to and in accordance with the terms and conditions set forth in the Business Combination Agreement and the documents referenced therein, without the waiver or modification of any such terms and conditions, and as described in the Registration Statement; (3) all facts, information, statements, covenants, representations, warranties, and agreements made by or on behalf of XCF and any other Person in the Business Combination Agreement and the documents referenced therein, and the Registration Statement, are and, at all times up to the Closing, will continue to be true, correct, and complete; (4) all facts, information, statements, covenants, representations, warranties, and agreements made by or on behalf of XCF and any other Person in the Business Combination Agreement and the documents referenced therein, and the Registration Statement that are qualified by the knowledge, intention, expectation and/or belief of any person or entity are and, at all times up to the Closing, will continue to be true, correct, and complete as though not so qualified; (5) as to all matters as to which any Person represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement there is in fact no plan, intention, understanding, or agreement and, at all times up to the Closing, there will be no plan, intention, understanding, or agreement; (6) XCF and all other relevant Persons will report the Company Merger for all U.S. federal income tax reporting purposes in a manner consistent with this opinion.  We have also assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the legal capacity of signatories.  Moreover, we have assumed that all facts, information, statements, and representations contained in the documents we have reviewed were true, correct, and complete at the time made and will continue to be true, correct and complete at all times up to the Closing, and that all such facts, information, statements, and representations can be established to the Internal Revenue Service or courts, if necessary, by clear and convincing evidence.  If any of the assumptions described above are untrue for any reason, or if the Company Merger is consummated other than in accordance with the terms and conditions set forth in the Business Combination Agreement and the documents referenced therein, our opinion as expressed below may be adverse affected.

Based upon the foregoing and subject to the qualifications set forth in this letter and in the Registration Statement, we advise you that the discussion in the Registration Statement as set forth in the section entitled “Material U.S. Federal Income Tax Consequences – Material U.S. Federal Income Tax Considerations of the Company Merger - §368 Reorganization” constitutes our opinion as to the material U.S. federal income tax consequences of the Company Merger to XCF U.S. holders (as defined in the Registration Statement).

The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the IRS (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

The opinion set forth in this letter is being furnished in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ STRADLEY RONON STEVENS & YOUNG, LLP

STRADLEY RONON STEVENS & YOUNG, LLP